Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Kosmos Energy Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01	(1)	Other	16,000,000	$2.92	$46,720,000.00	0.0001381	$6,452.03

Total Offering Amounts:						$46,720,000.00		6,452.03
Total Fee Offsets:								0.00
Net Fee Due:								$6,452.03

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Offering Note(s)

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers shares of common stock, par value $0.01 per share (“Common Stock”), of Kosmos Energy Ltd. (the “Company” or the “Registrant”) (i) issuable pursuant to the Kosmos Energy Ltd. Long Term Incentive Plan (amended and restated as of March 4, 2026 (the “Plan”)) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that may become issuable under the Plan by reason of any share dividend, share split or other similar transaction.

Proposed maximum offering price per unit and amount of registration fee are rounded to the nearest whole cent.

Maximum aggregate offering price is estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices for a share of Common Stock as quoted on the New York Stock Exchange on May 26, 2026.